Exhibit 12.1

                            CONSOLIDATED HYDRO, INC.
                 STATEMENT REGARDING COMPUTATIONS OF DEFICIENCY
                        OF EARNINGS TO FIXED CHARGES AND
    OF DEFICIENCY OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (in thousands)

                                                                 1992     1993       1994     1995        1996
                                                                 ----     ----       ----     ----        ----

Loss before provision for income taxes, extraordinary
  items and cumulative effect of accounting changes          $(36,404)  $(8,190)   $(14,126) $(15,899)   $(95,712)


Add: Interest expense                                          16,056    13,868      18,980    21,778      26,876
       Amortization of debt                                       514       237         451       448         448
       Imputed interest - operating lease (a)                $  1,860   $ 1,785    $  1,705   $ 1,621    $  1,533
                                                             --------  --------    --------   -------    --------

          Total earnings/loss                                $(17,974)  $ 7,700    $  7,010   $ 7,948    $(66,855)
                                                             ========  ========    ========   =======    ========

Fixed charges:
       Interest expense                                      $ 16,056   $13,368  $ 18,980   $ 21,778     $ 26,876
       Capitalized interest                                       402       553     2,303      2,951        1,705
       Amortization of debt                                       514       237       451        448          448
       Imputed interest - operating lease (a)                $  1,860   $ 1,785  $  1,705   $  1,621     $  1,533
                                                             --------  --------   --------   -------     --------
                                                             $ 18,832   $16,443  $ 23,439   $ 26,798     $ 30,562
                                                             ========  ========  ========   ========     ========

Deficiency of earnings to fixed charges                      $ 36,806   $ 8,743  $ 16,429   $ 18,850     $ 97,417
                                                             ========  ========  ========   ========     ========

Preferred dividend requirement                               $  8,123   $18,229  $ 20,687   $ 22,108     $ 23,732
                                                             ========  ========  ========   ========     ========

Deficiency of earnings to fixed charges and preferred
       stock dividends                                       $ 44,929   $26,972  $ 37,116   $ 40,958     $121,149
                                                             ========  ========  ========   ========     ========






(a) The percent of rent included above represents a reasonable approximation of the interest factor.


                                      -102-